UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2009 (February 6, 2009)
HCA INC.

(Exact name of registrant as specified in charter)

Delaware	001-11239	75-2497104

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 344-9551
Not applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Peter M. Stavros from the Company’s Board of Directors
     On February 6, 2009, Peter M. Stavros notified the Board of Directors of HCA Inc. (the “Company”) that he would resign from the Company’s Board of Directors effective immediately.
Appointment of Kenneth W. Freeman to the Company’s Board of Directors
     In connection with the resignation of Mr. Stavros from the Company’s Board of Directors discussed above, on February 6, 2009, the Company’s Board of Directors appointed Kenneth W. Freeman to serve as a member of the Company’s Board of Directors effective immediately. Mr. Freeman will serve on the Company’s Patient Safety and Quality of Care Committee.
     Mr. Freeman has been a member of the general partner of Kohlberg Kravis Roberts & Co. LLP (“KKR”) since 2007 and joined the firm as Managing Director in May 2005. From May 2004 to December 2004, Mr. Freeman was Chairman of Quest Diagnostics Incorporated, and from January 1996 to May 2004, he served as Chairman and Chief Executive Officer of Quest Diagnostics Incorporated. From May 1995 to December 1996, Mr. Freeman was President and Chief Executive Officer of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics. Prior to that, he served in various general management and financial roles with Corning Incorporated. Mr. Freeman currently serves as a director of Accellent, Inc. and Masonite Corporation.
     Mr. Freeman was appointed as a director to fill the vacancy created by Mr. Stavros’ resignation pursuant to the Amended and Restated Limited Liability Company Agreement of Hercules Holding II, LLC, which gives KKR the right to appoint three managers to the Company’s Board of Directors.
     The information required by Item 5.02(d)(4) of Form 8-K regarding certain relationships of the Company with KKR is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 28, 2008 and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC.

By: Name:	/s/ John M. Franck II John M. Franck II
Title:	Vice President and Corporate Secretary
Date: February 11, 2009